Exhibit 14

Revised November 5, 2015

CODE OF ETHICS AND BUSINESS CONDUCT

The Code of Ethics and Business Conduct (“Code”) outlines the expectations and ethical standards of LMI Aerospace (“LMI” or the “Company”) that each director, officer and employee must adhere to while acting on behalf of the Company. Each director, officer, and employee is required to read and become familiar with the ethical standards described in this Code, to comply with the Code at all times, and to certify, at least annually, his/her compliance with the Code. Any conduct or action that violates this Code will be subject to disciplinary action, up to and including termination of employment.

The Code is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights in any director, officer, employee, client, supplier, competitor, shareholder or any other person or entity.

Administration

The Board of Directors (“Board”) is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to us, the business practices within the industry, our own business practices, and the prevailing ethical standards of the communities in which the we operate.
The Company’s Chief Compliance Officer (“CCO”) is responsible for overseeing the procedures designed to implement this Code and ensure that they are operating effectively.

General Ethical Standards

LMI is comprised of talented and dedicated people committed to providing outstanding service to our customers. Our commitment includes adhering to all applicable laws and regulations and maintaining the highest ethical standards in all of our business endeavors.

Set forth below are the standards that must be met by all directors, officers and employees of LMI, however these standards are not necessarily the only obligations that apply to our directors, officers and employees. In general, all directors, officers and employees of LMI should avoid any conduct that could reasonably appear to be improper or might injure our reputation for honesty and integrity. If you are unsure if specific conduct meets our standards, consult with your supervisor or the CCO.

Reporting of Illegal or Unethical Behavior

Every director, officer and employee is obligated to promptly report any known or suspected Code violations.
LMI’s business and its reputation depend, in large measure, on strict adherence to the provisions of this Code. We take all complaints and concerns seriously and we expect you to report any suspected violations to us.
You may report any concerns to your manager or supervisor, to Human Resources, to the CCO or through the Company’s Ethics and Compliance Line. Reports submitted through the Ethics and Compliance Line may be made anonymously. We will investigate any matter reported and will take appropriate actions in the event a violation is discovered. All reports of concerns or complaints shall remain confidential to the extent possible.

Non-Retaliation Policy
LMI absolutely forbids retaliation of any kind against a director, officer or employee who, in good faith, reports known or suspected violations of this Code or other illegal or unethical conduct.
Because we expect all employees to report any potential violations of this Code or unethical business practices to us, we strictly prohibit any director, officer or employee from retaliating against any other director, officer or employee who has made a good faith complaint. “Good faith” does not mean that a violation has to have actually occurred, but that the person reasonably believes that there may have been a violation and has provided accurate and truthful information during an investigation. Anyone who makes a complaint simply to embarrass, harass or make trouble for a fellow employee or who provides false information in relation to a complaint may be subject to disciplinary action, up to and including termination of employment.

Business Relationships

At LMI, we expect all directors, officers and employees to maintain the highest ethical standards in any relationship that may be established in connection with our business. To that end, we will:

•	Pursue our earnings objectives to maximize value for our shareholders, subject to the standards of ethical behavior.

•	Provide quality products and services to our customers based on our contractual requirements.

•	Treat one another fairly, with dignity and respect.

•	Compete fairly for our customers’ business and provide for fair competition in our supply base.

•	Be good corporate citizens by acting responsibly and always remain aware of the economic and social impact we have in our communities.

Compliance With Laws, Rules, Regulations

All directors, officers and employees must comply with the laws and regulations that apply to our business as well as all Company policies designed to ensure compliance with those laws and regulations.
Although employees are expected to know the details of all laws applicable to our business, it is important to recognize when to seek guidance or help.

This Code does not summarize all laws, rules and regulations applicable to the Company and its directors, officers and employees. If you have a question regarding the applicability of any law or regulation, you should contact the General Counsel.
Harassment
Directors, officers and employees shall treat one another with dignity and respect and may not discriminate or harass one another.
    LMI believes that work relationships based on mutual respect and an acknowledgement that diversity in backgrounds, experience, and beliefs bring valuable new ideas and new approaches to the workplace are at the core of our culture. Therefore, the Company is committed to maintaining a workplace that is free of harassment and discriminatory intimidation, including that which is based on race, color, religion, ancestry, sex, sexual orientation, age, national origin, disability, marital status, veteran status, or any other characteristic protected by law. Any harassment or discrimination, especially if in violation of federal, state, and/or local laws or Company policies, will not be tolerated.
If a director, officer or employee feels that he/she has been the subject of discrimination or harassment or witnesses harassing or discriminatory behavior by another, he/she should report it to a manager or supervisor, to Human Resources, to the CCO or through the Company’s Ethics and Compliance Line.

Safe Work Environment
All directors, officers and employees must comply with all safety and health regulations and Company policies regarding safety.
LMI wants to ensure a safe and healthy workplace for all employees, customers and suppliers. All directors, officers and employees have a responsibility to maintain a safe environment by complying will all applicable laws, regulations and Company policies as well and reporting accidents, injuries and any unsafe practices to management.

Conflicts of Interest

All directors, officers and employees should avoid conflicts of interest.
A conflict of interest exists when there is a conflict between an individual’s personal interests and his/her fiduciary obligations to the Company.
Some examples of conflicts of interest are:

•	When a director, officer or employee, or a member of his/her family, receives improper personal benefits as a result of his or her position in the Company.

•	Loans by the Company to its directors and officers.

•	If an employee works simultaneously for both LMI and a customer or supplier or operates a business on the side that competes with the Company.

•	If a director, officer or employee works for a competitor as a consultant or board member.

Conflicts of interest are prohibited unless approved in advance by the Board or the CCO. Where there is an actual or potential conflict of interest or even the perception of a conflict of interest, the director, officer or employee must fully disclose the conflict and must not participate in the conflicting activity, unless and until an exception is granted. He/she must refrain from participating and/or making decisions concerning any business that is related to the matter in which there is an actual or potential conflict of interest.

Any director, officer or employee who becomes aware of a conflict of interest or potential conflict of interest should bring it to the attention of the CCO. Failing to disclose known conflicts of interest is also a violation of this Code.

Corporate Opportunities

No director, officer or employee may: (a) take for him/herself personally, opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company.
Directors, officers and employees owe a duty of loyalty to LMI, and must be committed to advance its legitimate interests when the opportunity to do so arises. Similar to a conflict of interest, taking a business opportunity away from LMI to benefit yourself or using Company information to advance your own interests is not permitted. Any director, officer or employee who becomes aware of a violation should bring it to the attention of the CCO.

Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use.
Theft, carelessness, misuse and waste have a direct impact on our profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to the CCO.
Company assets (such as laptops/computers, printers, copiers, office supplies, cell/desk phones and network/internet access) should be used only for legitimate business purposes. While incidental or very infrequent personal use of Company assets is generally acceptable, excessive use is prohibited. At no time may any Company asset be used for any unlawful purpose or for any conduct which violates either this Code or any Company policies or procedures.

Confidentiality

All directors, officers and employees must maintain the confidentiality of information entrusted to them by the Company, its business partners, suppliers and customers.
Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, its customers or employees, if it were to be disclosed. It may also include highly sensitive information that is only available to certain directors, officers and employees of the Company, but should not be shared with Company employees as a whole. Common types of confidential information are: customer drawings/specifications; new product plans; business objectives and strategies; trade secrets; unpublished financial or pricing information; contract details; descriptions of manufacturing processes; computer programs/models; salary and benefits data; personal information about employees; and customer and supplier lists.
Generally, disclosure of confidential information outside the Company or within the Company to those who should not have access to the information violates Company policy and could result in disciplinary action. The obligation to protect LMI’s confidential information continues even after an employee leaves the Company. If any director, officer or employee believes they have an obligation to disclose confidential information outside the Company, he/she may contact the General Counsel.
Nothing in this section should be construed as to limit any employee’s rights under the National Labor Relations Act or the Securities Exchange Act of 1934.

Fair Dealing

Each director, officer and employee must deal fairly and in good faith with LMI’s customers, shareholders, employees, suppliers, regulators, business partners, competitors and others.

LMI considers its reputation for integrity and fairness one of its most valuable assets. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior, the use of confidential information that was obtained without the owner’s consent or through any other unfair dealing practice. No actions should be taken by any director, officer or employee, which could undermine our relationships or tarnish our reputation.

Giving and Accepting Gifts/Gratuities

Private Sector
A director, officer or employee may not offer, nor accept any gift or business courtesy from any supplier, customer or anyone doing business, seeking to do business or competing with LMI if that gift or business courtesy is excessive or if the purpose of that gift or business courtesy is to influence a business decision.
We are aware that the definition of “excessive” may vary; however, a director, officer or employee shall exercise good judgment in offering or accepting gratuities, including, but not limited to, gifts, hospitality (including food and drink) and tickets to cultural, sporting or other special events. Cash is NEVER acceptable. If you are in doubt as to whether a gratuity is acceptable or not, you may seek clarity from your supervisor or the CCO, as appropriate. As a general rule, if disclosure of a business courtesy given or accepted by an employee, officer or director would be embarrassing to LMI, or to the recipient, the courtesy is not appropriate.

Public Sector
A director, officer or employee may not offer or provide any “gift” to any federal or state government employee or any foreign government official.

U.S. Government employees are generally prohibited from accepting any gift, gratuity, favor, discount, entertainment, or any other item having monetary value, including services, transportation, lodging, and meals. There are some very specific and limited exceptions to this prohibition. State and local governments may have similar rules. If you have a specific question or believe it is appropriate to consider an exception, you must contact the CCO for approval.

The Foreign Corrupt Practices Act (FCPA) prohibits giving anything of value, either directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. The analysis as to who constitutes a “foreign official” can be quite complicated and, in certain countries, can include employees of seemingly private companies. LMI may also be liable for the conduct of business consultants or agents acting on our behalf. If you are dealing with an international business entity or foreign government, you should contact the CCO for guidance on what activities are permissible.

International Trade Controls
All employees, directors and officers must comply with applicable export, import and foreign asset controls.
Several regulations govern the import, export and transfer of the Company’s products and services. Anytime you are working with a non-US entity or person, even other LMI offices, there may be export control concerns. All director, officers and employees must ensure that our materials, products and services are imported and exported in compliance with all applicable laws. If you are unsure whether your transaction requires an import or export license or may be a prohibited transaction, contact the Company’s Export Compliance Manager or the CCO.

Financial Integrity

All directors, officers and employees will support the full, fair, accurate, timely, and understandable disclosure in the periodic reports that LMI is required to file with, or submit to, the Securities Exchange Commission (the “SEC”) and in other public communications and no director, officer or employee may attempt to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditor or take any other action for the purpose of rendering our financial statements materially misleading.
As a public company, LMI is committed to providing investors with full, fair, accurate, timely and understandable disclosure in our periodic reports and public communications.
To this end, LMI will:
Comply with generally accepted accounting principles;

•
Maintain a system of disclosure controls and procedures that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared;

Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
Maintain books and records that accurately reflect and fairly reflect the Company’s transactions;
Prohibit the establishment of any undisclosed or unrecorded funds or assets; and
Present information in a clear and orderly manner.
We consider our disclosure obligations to be of critical importance. Depending on his or her position, a director, officer or employee may be asked to provide necessary information to assure that our public reports are complete, fair and understandable. We take public reporting very seriously and we expect our directors, officers and employees to provide prompt answers to inquiries related to public disclosure requirements.
If any director, officer or employee has concerns or complaints regarding questionable accounting or auditing matters, then he or she is encouraged to promptly submit those concerns or complaints through the Ethics and Compliance Line or directly to the Audit Committee of the Board. Such submissions may be directed in writing to the attention of the Chairman of the Audit Committee or to any director who is a member of the Audit Committee.

Insider Trading

Directors, officers and employees who have access to confidential information are not permitted to use or share that information to trade in the Company’s stock or for any other purpose except in the conduct of our business and in strict compliance with all applicable laws and SEC regulations.

All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but also illegal. No director, officer, or employee of the Company may buy or sell securities of the Company when in possession of “material non-public information.” Directors, officers and employees are required to comply with the Company’s Insider Trading Policy, a copy of which is available online.

Records Retention; Books and Accounts

All of LMI’s books, records, accounts and financial statements must be maintained in reasonable detail to appropriately reflect our transactions and must conform both to applicable legal requirements and to our system of internal controls.
We require honest and accurate recording and reporting of information in order to make responsible business decisions. All directors, officers and employees are required to submit accurate and timely information on items such as invoices, timecards and expense reports. Unrecorded or “off the books” funds or assets, i.e. “off the balance sheet” transactions, should not be maintained unless permitted by applicable laws or regulations.

Directors, officers and employees are expected to become familiar with LMI’s policies on record retention. Records should be retained or destroyed according to the Company’s record retention policies, unless you are requested by the General Counsel to retain specific records or files for a longer period.

Political Contributions

No Company funds or assets will be loaned or contributed to any political party or organization, or to any individual who holds or is a candidate for public office, except when permitted by applicable law and prior written authorization is obtained from the CCO.

These restrictions cover direct contributions and indirect assistance. The following are examples of activities that are illegal under federal law and the laws of those states which prohibit corporate political contributions:

Contributions by an employee that are reimbursed by LMI;

Purchase by LMI of tickets for political dinners or fundraising events;

Contributions in kind, such as loaning employees to political party campaigns;

Indirect contributions by the Company through our suppliers, customers or agents.

Political contributions by corporations are permitted by the laws of some states and foreign countries. Such allowable contributions may include some of the activities mentioned above, but in all cases, require prior authorization of the CCO and, in some cases, the Board.
This policy is not intended to discourage or prevent an individual employee from engaging in political activities on his/her own time and at his/her own expense. It also does not prohibit employees from making political contributions from personal funds or expressing individual views on political matters.

Waivers

The provisions of this Code may be waived for directors or officers only by a resolution of the Company’s independent directors and such waivers will be disclosed publicly. The provisions of this Code may be waived for employees who are not directors or executive officers by the CCO.
Any director or officer requesting a waiver of any provision of this Code must submit such request,

in writing, to the CCO, who will present the request to the Board. Any waiver granted to a director or executive officer by the Board will be publicly disclosed as required by the federal securities laws and the applicable rules and regulations of the SEC and Nasdaq.
Any employee (who is not a director or officer) requesting a waiver of any provision of this Code must submit such request, in writing, to the CCO.

Other Company Policies

All directors, officers and employees should be familiar with the Company’s existing policies regarding the rights and obligations of the Company’s employees, which may amplify and expand on certain matters addressed in this Code.